   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 2007

                                                      REGISTRATION NO. 333-_____
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          JAVELIN PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                      88-0471759
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                     Identification Number)

                                                   DAVID B. BERNSTEIN, ESQ.
                                                GENERAL COUNSEL AND SECRETARY
                                                JAVELIN PHARMACEUTICALS, INC.
      125 CAMBRIDGEPARK DRIVE                      125 CAMBRIDGEPARK DRIVE
        CAMBRIDGE, MA 02140                          CAMBRIDGE, MA 02140
          (617) 349-4500                                (617) 349-4500
     (Address, Including Zip Code,           (Name, Address, Including Zip Code,
        and Telephone Number,                       and Telephone Number,
Including Area Code, of Registrant's                 Including Area Code,
     Principal Executive Office)                    of Agent for Service)

                                   COPIES TO:
                             RICHARD S. FRAZER, ESQ.
                        PRYOR CASHMAN SHERMAN & FLYNN LLP
                                 410 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 326-0416
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                   PROPOSED
 TITLE OF EACH                     MAXIMUM
   CLASS OF                        OFFERING     PROPOSED MAXIMUM     AMOUNT OF
 SECURITIES TO   AMOUNT TO BE     PRICE PER         AGGREGATE      REGISTRATION
 BE REGISTERED   REGISTERED(1)   SECURITY(1)   OFFERING PRICE(1)      FEE(1)
--------------   -------------   -----------   -----------------   ------------
Common Stock
   ($0.001 par
   value)(2)          (5)             (5)                   (5)          N/A
Warrants(3)           (5)             (5)                   (5)          N/A
                                                 -----------       ---------
TOTALS:               (5)             --         $50,000,000(4)    $5,350.00(6)
                                                 ===========       =========

(1) In U.S. dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies. Estimated solely for the purposes of calculating the registration fee and exclusive of accrued interest, if any.

(2) There are being registered an indeterminate number of shares of common stock as may, from time to time, be issued by Javelin Pharmaceuticals, Inc. at indeterminate prices or upon the exercise of the common stock warrants being registered hereunder, as the case may be. Shares of common stock may be issued from time to time in one or more classes or series.

(3) There are being registered an indeterminate number of warrants to purchase shares of common stock of Javelin Pharmaceuticals, Inc. as may be sold, from time to time, by Javelin Pharmaceuticals, Inc. Warrants may be sold separately or with the common stock.

(4) The aggregate maximum public offering price of all offered securities issued pursuant to this registration statement will not exceed $50,000,000.

(5) Not specified as to each class of securities to be registered, pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.

(6) Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, at the statutory rate of $107.00 per $1,000,000 of securities registered, pursuant to which a registration fee of $5,350.00 is being paid with respect to $50,000,000 of the registrant's securities.

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

          This Registration Statement relates to securities being registered pursuant to Rule 415 of the Securities Act of 1933, as amended, which may be offered from time to time on a delayed or continuous basis by Javelin Pharmaceuticals, Inc., a Delaware corporation. This Registration Statement contains a form of basic prospectus relating to Javelin Pharmaceuticals, Inc. which will be used in connection with an offering of securities by Javelin Pharmaceuticals, Inc. The specific terms of the securities to be offered will be set forth in a prospectus supplement relating to such securities.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

           PROSPECTUS, SUBJECT TO COMPLETION, DATED FEBRUARY ___, 2007

                          JAVELIN PHARMACEUTICALS, INC.
                                   $50,000,000
                                       OF
                            COMMON STOCK AND WARRANTS

          We may, from time to time, offer and sell shares, and warrants to purchase shares, of our common stock, par value $0.001 per share.

          The maximum aggregate offering price for these securities will not exceed $50,000,000. We will describe the terms of any such offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. Such prospectus supplement will contain the following information about the offered securities:

     -    title and amount;

     - offering price, underwriting discounts and commissions, and our net proceeds;

     -    any market listing and trading symbol;

     - names of lead or managing underwriters and description of underwriting arrangements; and

     -    the specific terms of the offered securities.

          Our shares of common stock trade on the American Stock Exchange under the symbol "JAV." On February 5, 2007, the last sale price of the shares as reported on the American Stock Exchange was $5.01 per share. You are urged to obtain current market quotations for our common stock.

          YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS APPEARING THROUGHOUT THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, THOSE APPEARING UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                  Our mailing address and telephone number are:
                             125 CambridgePark Drive
                               Cambridge, MA 02140
                                 (617) 349-4500

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is ___________, 2007

                                TABLE OF CONTENTS

About This Prospectus......................................................    1
Forward-Looking Statements.................................................    1
Information About The Company..............................................    2
Risk Factors...............................................................    4
Use of Proceeds............................................................   14
Plan of Distribution.......................................................   15
Description of Capital Stock...............................................   16
Description of Warrants....................................................   17
Legal Matters..............................................................   18
Experts....................................................................   18
Where You Can Find More Information........................................   18
Incorporation of Certain Information by Reference..........................   19

          You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than our shares of common stock and warrants described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.

          This document includes product names, trade names and trademarks of other companies. All such product names and trademarks appearing in this document are the property of their respective holders.

          UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO "JAVELIN," "COMPANY," "REGISTRANT," "WE," "US" OR "OUR" INCLUDE JAVELIN PHARMACEUTICALS, INC., A DELAWARE CORPORATION, AND ANY SUBSIDIARIES OR OTHER ENTITIES CONTROLLED BY US. ALL REFERENCES IN THIS PROSPECTUS TO "COMMON STOCK" REFER TO OUR COMMON STOCK, PAR VALUE $0.001 PER SHARE.

                              ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf registration statement, we may, from time to time, sell any combination of common stock or warrants to purchase common stock in one or more offerings for total gross proceeds of up to $50,000,000. This prospectus provides you with a general description of the securities we may offer.

          If required, each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. The prospectus supplement may add, update or change information contained in this prospectus and may include a discussion of any risk factors or other special considerations that apply to the offered securities. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. Before making an investment decision, it is important for you to read and consider the information contained in this prospectus and any prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information."

                           FORWARD-LOOKING STATEMENTS

          We are including the following cautionary statement in this prospectus to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us or on our behalf. Forward looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in good faith forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished. Any forward-looking statement contained in this document speaks only as of the date on which the statement is made. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events.

          In addition to other factors and matters discussed elsewhere herein, the following are important factors that in our view, could cause actual results to differ materially from those discussed in the forward-looking statements: the carrying-out of our research and development program for our product candidates, including demonstrating their safety and efficacy at each stage of testing; the timely obtaining of and thereafter maintaining regulatory approvals and patents; the commercialization of our product candidates, at reasonable costs; the ability to compete against products intended for similar use by recognized and well capitalized pharmaceutical companies; our ability to raise capital when needed, and without adverse and highly dilutive consequences to stockholders; and our ability to retain management and obtain additional employees as required. We are also subject to numerous risks relating to our product candidates, manufacturing, regulatory, financial resources, competition and personnel as set forth in the section "Risk Factors" in this prospectus. Except to the extent required by applicable laws or rules, we disclaim any obligations to update any forward looking statements to reflect events or circumstances after the date hereof.

                          INFORMATION ABOUT THE COMPANY

BACKGROUND

Javelin Pharmaceuticals, Inc. is engaged in the research and development of products for the pain management market. Javelin was incorporated in July 2005 in the State of Delaware by Intrac, Inc., a Nevada corporation ("Intrac"), for the purpose of migrating the Intrac corporate entity to Delaware. The migratory merger became effective in September 2005. In December 2004, Innovative Drug Delivery Systems, Inc. ("IDDS"), then a private operating corporation, merged with Intrac, then a public reporting "shell" company, for the purpose of conducting the IDDS operations in a public entity. Intrac had been formed in September 2000 and had no active business operations between 2001 and December 2004. Following the Intrac-IDDS merger, the IDDS operations became the business of Intrac, and certain of the executive officers and directors of IDDS became our executive officers and directors. As a result of the migratory merger, IDDS became a wholly-owned subsidiary of Javelin. In July 2006, our common stock was listed on the American Stock Exchange. The shares of common stock described in this prospectus give effect to the Intrac-IDDS merger and the migratory merger.

OVERVIEW

          We are a specialty pharmaceutical company that applies proprietary technologies to develop new products and improved formulations of existing drugs that target current unmet and underserved medical needs primarily in the pain management market. We are developing simple and user-friendly products, including new modes and routes of delivery for drugs optimized for relieving moderate-to-severe pain. In doing so, we intend to offer novel proprietary products that in some cases can be administered in a less invasive manner and generally should offer either improved safety or efficacy, or both, when compared to the currently available formulations on the market. In addition, the product choices currently available for the treatment of moderate-to-severe pain are limited in the doses that may be given due to side effects, including cardiovascular depression, tolerance and addiction, respiratory depression, constipation, sedation and general diminution of quality of life. Our product candidates are focused on treating a variety of pain disorders ranging from acute and episodic moderate-to-severe pain associated with breakthrough cancer pain, post-operative pain, post-trauma pain, such as orthopedic injury pain, procedural pain and burn pain. We believe that our products, assuming regulatory approvals, will offer the medical community and patients significant benefits and alternatives to the prescription pain medications available to pain sufferers today.

          Our plan of clinical operations for the next 12 months involves conducting the necessary research and development to advance each of our three late stage product candidates, Dyloject(TM) (injectable diclofenac), Rylomine(TM) (intranasal morphine), and PMI-150 (intranasal ketamine), along the drug development process. The existing formulations of these parent drugs, including oral diclofenac, oral and injectable morphine, and injectable ketamine, are well-known prescription medications with well-documented profiles of safety, efficacy and cost-effectiveness.

          Our development program is designed to support global product registration, although special emphasis is placed upon U.S. and European filings for drug approval and product registration. Currently, Rylomine(TM), Dyloject(TM) and PMI-150 have completed the Phase II product development stage based upon the U.S. regulatory classification. Over the coming year, development activity will focus on fulfilling the manufacturing requirements and generating the necessary preclinical and clinical data to support the submission packages outlined at our End-of-Phase II meetings at the U.S. Food and Drug Administration ("FDA") for Rylomine(TM) and Dyloject(TM) in the first half of 2006, and at our pre-Phase III FDA meeting for PMI-150 in January 2007.

          All three of our product candidates are in late stage development as shown below:

PRODUCT CANDIDATE         TERRITORY   INDICATION                               DEVELOPMENT STAGE
-----------------         ---------   ----------                               -----------------
Dyloject(TM)              U.S.        Post-operative pain                      Phase III
(injectable diclofenac)   Europe      Post-operative pain, anti-inflammatory   MAA Review

Rylomine(TM)              U.S.        Acute moderate-to-severe pain            Phase III
(intranasal morphine)

PMI-150                   U.S.        Acute moderate-to-severe pain            Completing registration
(intranasal ketamine)                                                          studies


          Our most advanced product candidate in Europe is Dyloject(TM). In July 2005, we announced that we had met our primary endpoint in the pivotal European Phase II/III study for Dyloject(TM). In September 2005, at the European Society of Regional Anaesthesia and Pain Therapy annual meeting, we presented comprehensive results of this randomized, double-blind, placebo- and comparator-controlled Phase II/III pivotal clinical trial comparing the safety, efficacy and therapeutic equivalency of Dyloject(TM) to Voltarol(R). The Marketing Authorization Application ("MAA") submission for approval to sell Dyloject(TM) in Europe was filed in September 2005, and was accepted for review in October 2005. The MAA review process has typically taken between 12 to 18 months for marketing authorization, rejection or approval subject to completion of additional requirements imposed on the applicant by the regulatory agency at the time of review completion. Should we receive approval for Dyloject(TM), we will also continue to take the necessary steps to facilitate a product launch, including distribution, marketing and sales activities beginning in the U.K. with the intent to further distribute, market and sell the product throughout certain European countries.

          In January 2006, we announced that we had met our primary endpoint of a linear dose response for pain relief over six hours in a Phase IIb U.S. study of Dyloject(TM). The preliminary results of this randomized, double-blind, placebo- and comparator-controlled clinical trial comparing the safety and efficacy of Dyloject(TM) to IV ketorolac demonstrated that patients with moderate-to-severe pain after oral surgery who received Dyloject(TM) or IV ketorolac experienced statistically significant pain relief over six hours compared to patients who received a placebo. In addition, approximately five minutes after intravenous injection, Dyloject(TM) demonstrated superior onset of pain relief compared to ketorolac as measured by statistically significant reductions in pain intensity and pain relief using both the VAS and categorical scales. Moreover, in September 2006, we announced at "Europe Against Pain," the annual meeting of the European federation of chapters of the International Association for the Study of Pain, that the minimally effective dose of Dyloject(TM) in this study was 3.75mg, which is an unexpectedly low dose and novel finding. To achieve analgesia with lower doses of injectable diclofenac than was previously understood as necessary offers the potential to reduce dose-related adverse affects with substantially equivalent analgesia. In June 2006, we commenced enrolling patients in a larger post-operative pain study in fulfillment of completing two Phase III studies for Dyloject(TM) necessary for filing the New Drug Application ("NDA") for the U.S. program.

          In October 2005, we announced that we had met our primary endpoint of a linear dose response for pain relief over four hours in a Phase IIb study of Rylomine(TM). In February 2006, at the American Academy of Pain Medicine annual meeting, we presented comprehensive results of this randomized, double-blind, placebo- and comparator-controlled clinical trial comparing the safety and efficacy of Rylomine(TM) to IV morphine. This study demonstrated that patients with moderate-to-severe pain after orthopedic surgery who received Rylomine(TM) or intravenous morphine experienced statistically significant pain relief over four hours compared to patients who received a placebo. In April 2006, we announced that we held our End-of-Phase II meeting with the FDA and in May 2006, we initiated the U.S. Rylomine(TM) Phase III clinical program. We are also focused on seeking regulatory and scientific advice from French regulatory experts and the European Agency for Evaluation of Medicinal Products. The results of the clinical trials along with feedback from the regulatory agencies will determine the timing, extent and cost of the European Rylomine(TM) development program and product filings.

          In 2005, we completed the PMI-150 formulation and device bioequivalency programs and initiated additional Phase II studies. We met with the FDA in January 2007 to finalize the development plan for this product candidate. At this meeting, the FDA indicated that no additional clinical efficacy trials would be needed prior to filing an initial NDA. Therefore, we intend to undertake four remaining pharmacokinetic studies and then to file an NDA for this product candidate as an emergency analgesic for military and civilian use in 2008. With respect to other potential applications for this product, we are preparing to commence Phase III clinical trials. We are also performing internal deliberations regarding the development of our PMI-150 product candidate in Europe.

          Through September 30, 2006, we had invested approximately $54.4 million in research and development activities. The proprietary technology used to develop our product candidates is protected by patents filed and/or approved both in the United States and in other countries throughout the world. We have licensed the worldwide exclusive rights to develop and commercialize the proprietary formulations of these product candidates. Since inception, we have been awarded over $5.5 million in competitive and peer-reviewed government funding, including contracts from the U.S. Department of Defense and grants from the National Institutes of Health/National Cancer Institute.

GENERAL

          Our principal business office is located at 125 CambridgePark Drive, Cambridge, MA 02140, and our telephone number at that address is (617) 349-4500. Our corporate web site is www.javelinpharmaceuticals.com. The information found on our web site is neither incorporated herein by reference nor intended to be part of this prospectus, and should not be relied upon by you when making a decision to invest in our securities.

                                  RISK FACTORS

          Following are some specific factors that should be considered for a better understanding of our operations and financial condition. These factors and the other matters discussed herein are important factors that could cause actual results or outcomes for us to differ materially from those discussed in the forward-looking statements included elsewhere in this document. New factors emerge from time to time, and it is not possible for management to predict all of the factors, nor can it assess the effect of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

RISKS RELATED TO OUR BUSINESS

WE CURRENTLY HAVE NO PRODUCT REVENUES AND CANNOT BE CERTAIN WHEN PRODUCT REVENUES WILL COMMENCE, IF EVER.

          To date, we have devoted significant financial resources to research and development of our products. Until, and if, we receive approval from the FDA and from regulatory authorities in foreign jurisdictions for our product candidates, we cannot sell our products and we will not have product revenues. As a result, we have generated significant operating losses. As of September 30, 2006, we had an accumulated deficit of $73.9 million, excluding approximately $3.6 million deemed dividend; although, $18.6 million of this amount was related to a non-cash charge we incurred in connection with a research and development write-off related to our formation. We used substantial amounts of cash to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities. We expect to fund our operations and capital expenditures primarily from cash on hand and additional financing initiatives.

IF WE CANNOT OBTAIN ADDITIONAL FINANCING, OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS MAY BE REDUCED OR DISCONTINUED.

          Although we believe that our existing cash and cash equivalents will be sufficient to support the current operating plan for at least through June 30, 2007, we will need additional financing to support our operating plan thereafter. Our funding requirements may change as a result of many factors, including delays in development activities, underestimates of budget items, unanticipated cash requirements, increased regulatory requirements with attendant time delays, limitation of development of new potential products, future product opportunities with collaborators, future licensing opportunities and future business combinations. Consequently, we may need to seek additional sources of financing, which may not be available on favorable terms, if at all.

          We plan to raise additional financing through public or private equity offerings, debt financings and/or additional corporate collaboration and licensing arrangements. The issuance or perceived issuance of additional equity securities in connection with any financing will cause dilution to our shareholders and could have a material negative effect on the price of our common stock. If we raise additional capital by issuing debt securities, we would incur substantial costs relating to interest payments, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. If we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

          If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned pre-clinical and clinical trials or obtain approval of our product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, curtail operations, reduce or forego sales and marketing efforts and lose attractive business opportunities. These actions would likely reduce the price of our common stock.

WE HAVE INCURRED SIGNIFICANT LOSSES AND MAY NEVER ACHIEVE OR SUSTAIN PROFITABILITY.

          We have a history of losses and expect to incur substantial losses and negative operating cash flows for the foreseeable future, and we may not achieve or maintain profitability. For the years ended December 31, 2003, 2004 and 2005, we had net losses of $3.2 million, $7.0 million and $10.6 million, respectively, and for the nine months ended September 30, 2006, we had a net loss of $12.3 million. It is expected that our net loss for the year ended December 31, 2006 will be materially increased as compared to prior fiscal years due to our adoption of the amendment issued by the Financial Accounting Standards Board to Statement of Financial Accounting Standards No. 123, Accounting For Stock-Based Compensation ("SFAS No. 123R"). As discussed in Note 2, "Summary of Significant Accounting Policies," in the notes to the condensed consolidated financial statements included in our Form 10-Q for the fiscal quarter ended September 30, 2006, we adopted SFAS No. 123R effective January 1, 2006. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, and instead requires us to recognize compensation expense using a fair-value based method for costs related to share-based payments including stock options. Our adoption of SFAS No. 123R is expected to materially impact our financial position and results of operations for future periods.

          Even if we succeed in developing and commercializing one or more of our product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures for the next several years and anticipate that our expenses will increase substantially in the foreseeable future as we:

     - continue to undertake pre-clinical development and clinical trials for our product candidates;

     -    seek regulatory approvals for our product candidates;

     -    implement additional internal systems and infrastructure;

     -    lease additional office facilities;

     -    hire additional personnel to advance commercialization; and

     -    expand research and development activities.

          We also expect to experience negative cash flows for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH TO BASE AN INVESTMENT DECISION.

          We are a development-stage company and have not yet demonstrated our ability to perform the functions necessary for the successful commercialization of any of our product candidates. The successful commercialization of our product candidates will require us to perform a variety of functions, including:

     -    continuing to undertake preclinical development and clinical trials;

     -    participating in regulatory approval processes;

     -    formulating and manufacturing products;

     -    entering into arrangements with manufacturers; and

     - conducting sales and marketing activities either directly or through distributors.

          Our operations have been limited to organizing and staffing, acquiring, developing and securing our proprietary technology and undertaking pre-clinical trials and clinical trials of our principal product candidates. These operations provide a limited basis to assess our ability to commercialize our product candidates and the advisability of investing in our common stock.

WE WILL INCUR INCREASED COSTS AND MANAGEMENT TIME IN SEEKING TO IMPLEMENT THE REQUIREMENTS OF THE SARBANES-OXLEY ACT OF 2002 AND OTHER CORPORATE REGULATIONS.

          Since late 2004, our SEC reporting status has evolved from "small business" issuer to "non-accelerated" full reporting issuer to "accelerated" filer becoming subject to Section 404 of The Sarbanes-Oxley Act of 2002. By reason of this reporting status, as well as new disclosure rules of the Securities and Exchange Commission and the American Stock Exchange, our legal and financial compliance costs have substantially increased and a significant portion of management's time has been allocated in order to comply with these rules, especially with respect to compiling the initial comprehensive documentation of our internal controls, and then evaluating and testing the operating effectiveness of our internal controls systems in seeking compliance with Section 404. If we do not adequately comply with the Section 404 requirements, we may not be able to accurately report our financial results and might become subject to investigation by regulatory authorities. Any disclosure of inability to meet such compliance could be detrimental to investors' confidence in us, and thereby adversely affect the price of our common stock.

IF WE FAIL TO OBTAIN OR MAINTAIN THE NECESSARY U.S. OR FOREIGN REGULATORY APPROVALS FOR OUR PRODUCT CANDIDATES, WE WILL BE UNABLE TO COMMERCIALIZE THEM.

          Government regulations in the U.S. and other countries have a significant impact on our business and affect the research and development, manufacture and marketing of our products. We will require FDA approval to commercialize our product candidates in the U.S. and approvals from similar regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval of any of our product candidates, we must submit to the FDA an NDA, demonstrating that our product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal testing, which are referred to as pre-clinical studies, as well as human studies, which are referred to as clinical trials. We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the drug approval process and may either refuse to accept our application, or may decide after review of our application that the data is insufficient to allow approval of the relevant product. If the FDA does not accept or approve our application, it may require us to conduct additional pre-clinical testing, manufacturing studies or clinical studies and submit that data before it will reconsider our application. The FDA may also require us to perform post-approval studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

     - delay commercialization of, and our ability to derive product revenues from, our product candidates;

     -    impose costly procedures; and

     -    diminish competitive advantages that we may otherwise enjoy.

          Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs. We cannot be certain that we will ever obtain regulatory clearance for any of our product candidates. Failure to obtain FDA approval of any of our principal product candidates will severely undermine our business by reducing the number of potential salable products and, therefore, corresponding product revenues. Also, the FDA might approve one or more of our product candidates but may also approve competitors' products possessing characteristics that offer their own treatment advantages.

          Before we submit our NDAs, we plan to request waivers or deferrals from the requirement under the Pediatric Research Equity Act of 2003 to include an assessment, generally based on clinical study data, of the safety and efficacy of our drugs for all relevant pediatric populations. We can make no assurances that the FDA will grant our waiver or deferral requests. If we are required to conduct clinical research studies in pediatric patients, this could delay the development and possible approval of our products and increase the overall costs of product approvals.

          In addition, even after these product candidates are marketed, our products and the manufacturers are subject to continual vigilance and review by applicable regulatory authorities, including FDA adverse event reporting requirements and FDA requirements governing product distribution, advertising and promotion. At any stage of development or commercialization, the discovery of previously unknown problems with our product candidates, our own manufacturing or the manufacture by third-party manufacturers may result in restrictions on our products or the manufacture, including withdrawal of our product from the market.

          In foreign jurisdictions, we must receive approval from the appropriate regulatory, pricing and reimbursement authorities before we can commercialize and market our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. Pursuing foreign regulatory approvals will be time-consuming and expensive. The regulations vary among countries, and foreign regulatory authorities may require different or additional clinical trials than we conducted to obtain FDA approval for our product candidates. We cannot give any assurance that we will receive the approvals necessary to commercialize our product candidates for sale outside the United States.

          Because we have limited foreign regulatory, clinical and commercial resources, we may plan to commercialize some products internationally through collaborative relationships with foreign partners. Future partners are critical to our international success. We may not be able to enter into collaboration agreements with appropriate partners for important foreign markets on acceptable terms, or at all. Future collaborations with foreign partners may not be effective or profitable for us.

OUR PRODUCT CANDIDATES CONTAIN CONTROLLED SUBSTANCES, THE SUPPLY OF WHICH MAY BE LIMITED BY U.S. GOVERNMENT POLICY AND THE AVAILABILITY OF WHICH MAY GENERATE PUBLIC CONTROVERSY, THEREBY REDUCING OR RESTRICTING ANY FUTURE MARKETING ARRANGEMENTS OR SALES.

          The active ingredients in some of the current product candidates, including morphine and ketamine, are regulated by the U.S. Drug Enforcement Administration ("DEA"), as Schedule II or III substances under the Controlled Substances Act of 1970. Most states place similar controls over these products under the Board of Pharmacy or similar agency. Consequently, their manufacture, shipment (including import and export), storage, sale and use are subject to the highest degree of regulation and accountability. For example, all regular
Schedule II drugs must be prescribed by a physician, or under a physician's direction, and may not be refilled within 30 days. Furthermore, the amount of
Schedule II substances we can obtain for clinical trials, manufacturing and commercial distribution is limited by the DEA under a quota system, and our allotment may not be sufficient to complete clinical trials or meet commercial demand, if any.

          Products containing controlled substances may generate public controversy. The World Health Organization advocates balance in national analgesic policies, so as to meet medical needs for opioids and other controlled substances while reducing opportunities for drug abuse, misuse and diversion. Opponents of these products, however, may seek restrictions on marketing and withdrawal of any regulatory approvals. In addition, these opponents may seek to generate negative publicity in an effort to persuade the medical community to reject these products. Political pressures and adverse publicity could lead to delays in the introduction and marketing of our product candidates, increased expenses for marketing, and/or restricted availability of its product candidates. Our contract manufacturers that make and handle controlled substances also are subject to inspections by DEA and state authorities to evaluate ongoing compliance with security and other requirements under relevant federal and state controlled substance laws and regulations. We do not have control over the contract manufacturers' compliance with these regulations and standards. Failure to comply with applicable laws and regulatory requirements may result in action such as civil penalties, refusal to renew necessary registrations, or initiating proceedings to revoke those registrations and, in certain circumstances, criminal proceedings. If one of these manufacturers has its registration revoked, denied or suspended, it can no longer lawfully possess or distribute controlled substances, thereby possibly resulting in a negative impact on our business.

OUR PRODUCT CANDIDATES ARE IN THE LATE STAGES OF CLINICAL TRIALS AND THERE IS NO ASSURANCE THAT FINAL APPROVAL WILL BE OBTAINED.

          Our product candidates may never be successfully marketed or manufactured. The three principal product candidates, Dyloject(TM), Rylomine(TM) and PMI-150, are in the late stages of clinical testing on a limited number of patients. For some medical uses for which we hope to market our products, to date there have been few or no studies to determine the efficacies of the specific product candidates. It also is possible that the FDA will disagree with our current clinical and pre-clinical research plans and require us to conduct more extensive studies than we currently anticipate before that agency will consider our products for marketing approval. Some of our future studies involve drug exposures for durations that are significantly longer than we have tested thus far. The longer-term studies could reveal safety or other issues that could have an adverse impact on the ability to gain marketing approval. We need to commit substantial time and resources in order to conduct further clinical trials before we can submit an NDA with respect to any of these product candidates. We cannot predict with any certainty if or when we might submit an NDA for regulatory approval of any of our product candidates.

CLINICAL TRIALS ARE EXPENSIVE, TIME-CONSUMING AND DIFFICULT TO DESIGN AND IMPLEMENT WHICH COULD AFFECT ALLOCATIONS OF FUNDS AND TIME FROM OTHER PROGRAMS.

          Clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Further, the medical, regulatory and commercial environment for pharmaceutical products changes quickly and often in ways that we may not be able to accurately predict. The clinical trial process is also time-consuming. We estimate that clinical trials of our product candidates will take several more years to complete. Furthermore, as failure can occur at any stage of the trials, we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

     -    changes to applicable regulatory requirements;

     -    unforeseen safety issues;

     -    determination of dosing issues;

     -    lack of effectiveness in the clinical trials;

     -    slower than expected rates of patient recruitment;

     -    inability to monitor patients adequately during or after treatment;

     - inability or unwillingness of medical investigators to follow our clinical protocols;

     - inability to maintain a supply of the investigational drug in sufficient quantities to support the trials; and

     - suspension or termination of clinical trials for various reasons, including noncompliance with regulatory requirements or changes in the clinical care protocols and standards of care within the institutions in which our trials take place.

          In addition, we or the FDA may suspend the clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our Investigational New Drug Application submissions or the conduct of these trials.

          A number of companies in the biotechnology and drug development industry have suffered significant setbacks in advanced clinical trials despite promising results in earlier trials. In the end, we may be unable to develop marketable products.

THE RESULTS OF THE CLINICAL TRIALS ARE UNCERTAIN AND MAY NOT SUPPORT OUR PRODUCT CANDIDATE CLAIMS.

          Even if the clinical trials are completed as planned, we cannot be certain that the results will support our product candidate claims or that the FDA or government authorities will agree with our conclusions regarding such results. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, the clinical trials will delay the filing of NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. In addition, the clinical trials involve a small patient population. Because of the small sample size, the results of these clinical trials may not be indicative of future results.

DELAYS IN PATIENT ENROLLMENT FOR CLINICAL TRIALS COULD INCREASE COSTS AND DELAY REGULATORY APPROVALS.

          The rate of completion of clinical trials will depend on the rate of patient enrollment. There may be substantial competition to enroll patients in clinical trials for other products in development. This competition has delayed the clinical trials of other biotechnology and drug development companies in the past. In addition, ongoing improvements in drug therapy, particularly for pain management drugs, may make it more difficult for us to enroll patients in our clinical trials as the eligible patient population may choose to enroll in clinical trials sponsored by other companies or choose other recently-approved therapies. Delays in patient enrollment can result in increased development costs and delays in regulatory approvals.

PHYSICIANS AND PATIENTS MAY NOT ACCEPT AND USE OUR DRUGS, WHICH WOULD CAUSE A CHANGE IN THE BUSINESS STRATEGY WITH ATTENDANT DELAYS AND NEEDS FOR CAPITAL FOR ANY NEW BUSINESS, AND POSSIBLY THE CESSATION OF BUSINESS.

          Even if the FDA and/or applicable foreign regulatory agencies approve our drugs, physicians and patients may not accept and use them. Acceptance and use of these drugs will depend upon a number of factors including:

     - perceptions by members of the health care community, including physicians, about the safety and effectiveness of these drugs and the use of controlled substances;

     -    cost-effectiveness of these drugs relative to competing products;

     - availability of reimbursement for our products from government or other healthcare payers; and

     - effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

          Because we expect sales of the current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

OUR ABILITY TO GENERATE PRODUCT REVENUES WILL BE DIMINISHED IF THE DRUGS SELL FOR INADEQUATE PRICES OR PATIENTS ARE UNABLE TO OBTAIN ADEQUATE LEVELS OF REIMBURSEMENT, THEREBY REDUCING FUTURE LEVELS OF REVENUES AND THE ABILITY TO ACHIEVE PROFITABILITY.

          Our ability to commercialize our products, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

     -    government and health administration authorities;

     -    private health maintenance organizations and health insurers; and

     -    other healthcare payors.

          Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payors, including Medicare, routinely challenge the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if our product candidates are approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate to cover such drugs. If government and other healthcare payors do not provide adequate coverage and reimbursement levels for any of our products, the post-approval market acceptance of our products could be diminished.

THE DRUG-DEVELOPMENT PROGRAMS DEPEND IN LARGE PART UPON THIRD-PARTY RESEARCHERS WHO ARE OUTSIDE OUR CONTROL.

          We depend upon independent investigators and collaborators, such as universities, medical institutions and clinical research organizations, to conduct our pre-clinical and clinical trials under agreements with us. These collaborators are not our employees, and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to these drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of which may compete with us. If these collaborators assist our competitors at our expense, our competitive position would be harmed.

WE WILL RELY EXCLUSIVELY ON THIRD PARTIES TO SUPPLY AND MANUFACTURE OUR PRODUCT CANDIDATES, WITHOUT ANY DIRECT CONTROL OVER THE QUALITY OF OUR PRODUCT CANDIDATES, OR TIMING FOR THE SUPPLY, PRODUCTION AND DELIVERY OF OUR PRODUCT CANDIDATES, THEREBY POSSIBLY ADVERSELY AFFECTING ANY FUTURE REVENUES.

          We have relied exclusively and are dependent on certain third party single source suppliers to supply raw materials and finished goods for our product candidates. The loss of one or more of these suppliers, if not replaced, could have a material adverse effect on our business. The FDA and regulatory agencies in other countries also periodically inspect manufacturing facilities, including third parties who manufacture products or active ingredients for us. The FDA and/or applicable foreign regulatory agencies may not believe that the chosen manufacturers have sufficient experience making the dosage forms that we have contracted with them to produce, and may subject those manufacturers to increased scrutiny. Pharmaceutical manufacturing facilities must comply with applicable good manufacturing practice standards, and manufacturers usually must invest substantial funds, time and effort to ensure full compliance with these standards. We will not have control over our contract manufacturers' compliance with these regulations and standards. Failure to comply with applicable regulatory requirements can result in sanctions, fines, delays or suspensions of approvals, seizures or recalls of products, operating restrictions, manufacturing interruptions, costly corrective actions, injunctions, adverse publicity against us and our products and possible criminal prosecutions.

          If we are unable to obtain sufficient supplies of raw materials or if there is a significant increase in the price of raw materials, our business would be seriously harmed. If any of our product candidates receives the approval of the FDA and/or applicable foreign regulatory agencies, we expect to rely on one or more third-party contractors to supply our drugs. If any current or future third-party suppliers cease to supply the drugs in the quantity and quality we need to manufacture the drug candidates or if the current or future third-party suppliers are unable to comply with good manufacturing practice and other government regulations, the qualification of additional or replacement suppliers could be a lengthy process, and there may not be adequate alternatives to meet our needs, which would negatively affect our business. We may not be able to obtain the necessary drugs used in our products in the future on a timely basis, if at all.

IF WE ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL, OUR ABILITY TO GROW THE BUSINESS MAY BE HARMED. WE MUST HIRE AND RETAIN SKILLED EMPLOYEES IN A TIGHT LABOR MARKET AND WILL BE SUBJECT TO HIGH LABOR COSTS AND RELATED INCREASED EMPLOYMENT EXPENSES.

          We will need to hire additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing, finance and accounting and sales and marketing. We will compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals, particularly in the Boston area, is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

          Skilled employees in the industry are in great demand. We are competing for employees against companies located in the Boston metropolitan area that are more established than we are and have the ability to pay more cash compensation than we do. We will require scientific personnel in many fields, some of which are addressed by relatively few companies. As a result, depending upon the success and the timing of clinical tests, we may experience difficulty in hiring and retaining highly skilled employees, particularly scientists. If we are unable to hire and retain skilled scientists, our business, financial condition, operating results and future prospects could be materially adversely affected.

WE HAVE LIMITED EXPERIENCE IN MARKETING AND SELLING OUR PRODUCTS, AND WE MAY NEED TO RELY ON A THIRD PARTY COLLABORATOR TO DO SO.

          We currently have no designated sales and marketing staff, nor any internal sales or distribution capabilities. In order to commercialize our products, if any are approved, we intend to develop internal sales, marketing and distribution capabilities to target particular markets for our products, as well as make arrangements with third parties to perform these services for us with respect to other markets for our products. We may not be able to establish these capabilities internally or hire sales personnel with appropriate expertise to market and sell our products, if approved. In addition, even if we are able to identify one or more acceptable collaborators to perform these services for us, we may not be able to enter into any collaborative arrangements on favorable terms, or at all.

          If we enter into any collaborative arrangements for the marketing or sale of our products, our product revenues are likely to be lower than if we marketed and sold our products ourself. In addition, any revenues we receive would depend upon the efforts of our collaborators, which may not be adequate due to lack of attention or resource commitments, management turnover, change of strategic focus, business combinations or other factors outside of our control. Depending upon the terms of the collaboration, the remedies we may have against an underperforming collaborator may be limited. If we were to terminate the relationship, it may be difficult or impossible to find a replacement collaborator on acceptable terms, if at all.

IF OUR PRODUCTS ARE NOT ACCEPTED BY THE MARKET, OR IF WE CANNOT COMPETE SUCCESSFULLY FOR MARKET SHARE AGAINST OTHER DRUG COMPANIES, WE MAY NOT ACHIEVE SUFFICIENT PRODUCT REVENUES, AND OUR BUSINESS WILL SUFFER.

          The market for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive FDA or foreign approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues, and our business will suffer.

          We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have prescription analgesics already approved or in development. In addition, many of these competitors, either alone or together, with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

     -    developing drugs;

     -    undertaking preclinical testing and human clinical trials;

     -    obtaining FDA and other regulatory approvals of drugs;

     -    formulating and manufacturing drugs; and

     -    launching, marketing and selling drugs.

          The United States Food, Drug, and Cosmetic Act and FDA regulations and policies provide incentives to manufacturers to challenge patent validity or create modified, noninfringing versions of a drug in order to facilitate the approval of abbreviated new drug application for generic substitutes. These same incentives also encourage manufacturers to submit new drug applications, known as 505(b)(2) applications, that rely on literature and clinical data not generated by or for the drug sponsor. In light of these incentives and especially if our products are commercially successful, other manufacturers may submit and gain approval for either an abbreviated new drug application or a 505(b)(2) application that will compete directly with our products.

DEVELOPMENTS BY COMPETITORS MAY RENDER OUR PRODUCTS OR TECHNOLOGIES OBSOLETE OR NONCOMPETITIVE.

          Companies that currently sell both generic and proprietary opioid formulations include among others Abbott Laboratories, Alza Pharmaceuticals, AstraZeneca, Cephalon, Endo Pharmaceuticals, Elkins-Sinn, Janssen Pharmaceutica, McNeil Consumer Healthcare, Purdue Pharma, Roxane Laboratories and Watson Laboratories. Alternative technologies are being developed to improve or replace the use of opioids for pain management, several of which are in clinical trials or have recently been approved by the FDA. These alternatives include Elan's Prialt, Pfizer's Lyrica, and combination products from Endo Pharmaceuticals. In addition, companies pursuing distinct but related fields such as neuromodulation devices represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than us. These organizations also compete with us to attract qualified personnel, parties for acquisitions, joint ventures or other collaborations.

IF WE FAIL TO ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS OR SECURE RIGHTS TO PATENTS OF OTHERS, WE MAY BE UNABLE TO PROTECT OR EXPLOIT OUR INTELLECTUAL PROPERTY RIGHTS.

          Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties. We are aware of a third party which could allege that certain uses of our product candidates infringe upon certain of such third party's proprietary rights. Although we do not intend to market our product candidates for such uses and we are not aware of any such uses currently in practice, we may not be able to avoid claims made by such third party as a result of our product candidates being used by consumers for purposes other than as marketed by us.

          We hold certain exclusive patent rights, including rights under U.S. patents and U.S. patent applications as well as rights under foreign patents and patent applications. We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. However, we cannot predict:

     - the degree and range of protection any patents will afford us against competitors including whether third parties will find ways to challenge, invalidate or otherwise circumvent our patents;

     -    if and when patents will issue;

     - whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or

     - whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose.

          Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all of our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of these trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired, and our business and competitive position would suffer.

IF WE INFRINGE THE RIGHTS OF THIRD PARTIES, WE COULD BE PREVENTED FROM SELLING OUR PRODUCTS, FORCED TO PAY DAMAGES, AND INCUR SUBSTANTIAL COSTS IN DEFENDING LITIGATIONS.

          If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs, and we may have to:

     - obtain licenses, which may not be available on commercially reasonable terms, if at all;

     -    redesign our products or processes to avoid infringement;

     -    stop using the subject matter claimed in the patents held by others;

     -    pay damages; or

     - defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our management resources.

WE MAY BE EXPOSED TO LIABILITY CLAIMS ASSOCIATED WITH THE USE OF HAZARDOUS MATERIALS AND CHEMICALS.

          Our research and development activities involve the controlled use of hazardous materials and chemicals. Although we believe that the safety procedures of our manufacturers and distributors for using, storing, handling and disposing of these materials comply with federal, state and local laws and regulations, the risk of accidental injury or contamination from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any resulting damages, and any liability could materially adversely affect our business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require us to incur substantial compliance costs that could materially adversely affect our business, financial condition and results of operations.

WE MAY BECOME SUBJECT TO SUBSTANTIAL PRODUCT LIABILITY CLAIMS FOR WHICH WE HAVE LIMITED INSURANCE, AND MAY BE REQUIRED TO LIMIT COMMERCIALIZATION OF OUR PRODUCTS IN RESPONSE TO PRODUCT LIABILITY LAWSUITS.

          The testing and marketing of medical products entail an inherent risk of product liability. Although side effects from clinical trials thus far have been generally limited to symptoms known to be associated with these well-established medications, such as dysphoria (a feeling of malaise), and nausea, we may be held liable if any more serious adverse reactions from the use of our product candidates occurs. Our product candidates involve new methods of delivery for potent drugs that require greater precautions to prevent unintended use, especially since they are designed for patients' easy self-use rather than for administration by medical professionals. For example, the FDA may require us to develop a comprehensive risk management program for our product candidates to reduce the risk of improper patient selection, diversion and abuse. The failure of these measures could result in harmful side effects or death. As a result, consumers, regulatory agencies, pharmaceutical companies or others might make claims against us. If we cannot successfully defend ourself against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. We currently carry clinical trial insurance but do not carry product liability insurance. We, or any corporate collaborators, may not be able to obtain insurance at a reasonable cost, if at all. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate if any claim arises.


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

RISKS RELATED TO MANAGEMENT

WE MAY NOT SUCCESSFULLY MANAGE OUR GROWTH, THEREBY PREVENTING ACHIEVEMENT OF OUR BUSINESS PLAN.

          Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational, and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

WE RELY ON KEY EXECUTIVE OFFICERS AND SCIENTIFIC AND MEDICAL ADVISORS WHOSE KNOWLEDGE OF OUR BUSINESS AND TECHNICAL EXPERTISE WOULD BE DIFFICULT TO REPLACE.

          We are highly dependent on Daniel B. Carr, MD, our Chief Executive Officer and Chief Medical Officer, as well as other executive officers, including Curtis Wright, our Vice President, Risk Management and Regulatory Affairs. We do not have "key person" life insurance policies for any of our officers. We do not have employment agreements with any person other than with Dr. Carr, Stephen J. Tulipano, our Chief Financial Officer, and David B. Bernstein, our General Counsel and Chief IP Counsel. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development and clinical testing, loss of customers and sales, if any, and diversion of management resources, which could adversely affect operating results.

          In addition, we rely on members of our scientific advisory board and consultants to assist us in formulating our research and development strategy. All of the members of our scientific advisory board and our clinical advisors have other jobs and commitments and may be subject to non-disclosure obligations that may limit their availability to work with us.

MARKET RISKS

THE MARKET PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY CAUSE CERTAIN INVESTORS TO AVOID PURCHASING OUR SHARES.

          Since July 20, 2006, our common stock has been listed on The American Stock Exchange Inc. (the "ASE") under the symbol "JAV." The market price may fluctuate significantly in response to factors, some of which are beyond our control, such as:

     - announcement of new products or product enhancements by us or our competitors;

     -    results of the testing and regulatory approval of our products;

     - developments concerning intellectual property rights and regulatory approvals and concerns;

     - quarterly variations in our and our competitors' results of operations;

     - changes in earnings estimates or recommendations by securities analysts;

     -    developments in our industry; and

     - general market conditions and other factors, including factors unrelated to our own operating performance.

THERE HAS BEEN A LIMITED MARKET FOR OUR COMMON STOCK, WHICH MAY ACCELERATE PRICE SWINGS.

          Recent history relating to the market prices of public companies indicates that, from time to time, there may be periods of extreme volatility in the market price of our common stock. As our common stock only recently began trading on the ASE, there is no assurance that the trading market will become more active. Prior thereto, our common stock had been traded on the OTC Bulletin Board with an inactive market and the bid and asked prices for our common stock having fluctuated significantly on low trading volumes. Since December 2004 the market price of our common stock has ranged from $1.90 to $5.67 per share. Because of the limited trading volume in our common stock, holders may be unable to sell their shares of our common stock when or at prices they desire. Moreover, the inability to sell shares in a declining market because of such illiquidity or at a price holders desire may substantially increase their risk of loss.

THE AMERICAN STOCK EXCHANGE IMPOSES LISTING STANDARDS ON OUR COMMON STOCK THAT WE MAY NOT BE ABLE TO FULFILL, THEREBY LEADING TO A POSSIBLE DELISTING OF OUR COMMON STOCK.

          As a listed ASE company, we are subject to ASE rules covering among other things, certain major corporate transactions, the composition of our Board of Directors and committees thereof, minimum stockholders equity, and the maintenance of the market price of our common stock. We had not previously been subject to similar regulations. The failure to meet these or other ASE requirements may result in the de-listing of our common stock from the ASE, which could adversely affect the liquidity and market price thereof.

RISKS RELATED TO OUR COMMON STOCK

WE HAVE NOT PREVIOUSLY PAID DIVIDENDS ON OUR COMMON STOCK AND WE DO NOT ANTICIPATE DOING SO IN THE FORESEEABLE FUTURE.

          We have not in the past paid any dividends on our common stock and do not anticipate that we will pay any dividends on our common stock in the foreseeable future. Any future decision to pay a dividend on our common stock and the amount of any dividend paid, if permitted, will be made at the discretion of our board of directors.

WE MAY ISSUE SHARES OF PREFERRED STOCK THAT HAVE GREATER RIGHTS THAN OUR COMMON STOCK.

          We are permitted by our certificate of incorporation to issue up to 5,000,000 shares of preferred stock. We can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders or other securityholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation rights and may have greater voting rights than our common stock.

A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK ARE SUBJECT TO OPTIONS AND WARRANTS, AND WE MAY ISSUE ADDITIONAL OPTIONS AND WARRANTS IN THE FUTURE. THE ISSUANCE OF SHARES OF COMMON STOCK UPON THE EXERCISE OF THESE OPTIONS AND WARRANTS WILL DILUTE THE INTERESTS OF OTHER SECURITY HOLDERS AND MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

          As of February 1, 2007, there were 40,409,421 shares of common stock outstanding. As of such date, there were vested outstanding options to purchase up to 2,915,633 shares of common stock granted under the Javelin 2005 Omnibus Stock Incentive Plan (the "Incentive Plan"), unvested outstanding options to purchase up to 2,458,844 shares of common stock granted under the Incentive Plan, and outstanding warrants to purchase up to 2,828,444 shares of common stock. There were also outstanding as of February 1, 2007 options to purchase up to 1,184,058 shares of common stock granted outside of the Incentive Plan. In addition, we may issue additional options and warrants from time to time to provide compensation to our employees, officers, directors and consultants under our stock option plans, and to finance our operations. The issuance, perceived issuance, or exercise of warrants or options will have a dilutive impact on other stockholders and could have a material negative effect on the market price of our common stock.

PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND PROVISIONS UNDER DELAWARE LAW MAY INHIBIT A TAKEOVER OF THE COMPANY.

          Under our certificate of incorporation, our board of directors is authorized to issue shares of our common or preferred stock without the approval of our stockholders, subject to certain ASE regulations. Issuance of these shares could make it more difficult for third parties to acquire the Company without the approval of our board of directors as more shares would have to be acquired to gain control. Also, Delaware law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. These provisions may deter hostile takeover attempts that could result in an acquisition of the Company that could have been financially beneficial to our stockholders.

                                 USE OF PROCEEDS

          Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities offered by this prospectus for general corporate purposes, including, without limitation, the funding of our clinical research and development programs, the clinical development of our product candidates, capital expenditures and working capital needs. Pending the application of the net proceeds, we expect to invest the proceeds in investment grade, interest bearing securities.

          The principal purposes of this offering are to increase our operating and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.

                              PLAN OF DISTRIBUTION

          We may sell the securities registered under this prospectus:

     - through underwriting syndicates represented by one or more managing underwriters;

     -    to or through underwriters or dealers;

     -    through agents;

     -    directly to one or more purchasers;

     - through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

     -    through a combination of any of these methods of sale.

          We may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. We will describe the name or names of any underwriters and the purchase price of the securities in a prospectus supplement relating to the securities. Any underwritten offering may be on a best efforts or a firm commitment basis. The obligations, if any, of the underwriter to purchase any securities will be subject to certain conditions.

          If a dealer is used in an offering of securities, we may sell the securities to the dealer as principal. We will describe the name or names of any dealers and the purchase price of the securities in a prospectus supplement relating to the securities. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale. Any public offering price and any discounts or concessions allowed, re-allowed, or paid to dealers may be changed from time to time and will be described in a prospectus supplement relating to the securities.

          We, or any underwriter, dealer or agent, may distribute the securities from time to time in one or more transactions at:

     -    a fixed price or prices, which may be changed;

     -    at market prices prevailing at the time of sale;

     -    at prices related to prevailing market prices; or

     -    at negotiated prices.

          Any of these prices may represent a discount from the prevailing market prices.

          To the extent permitted by and in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with an offering an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of these activities at any time. We will describe any of these activities in the prospectus supplement.

          We may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts. If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement. We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

          In connection with the sale of the securities and as further set forth in an applicable prospectus supplement, underwriters may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.

          Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our common stock, which is currently listed on the American Stock Exchange. We will apply to the American Stock Exchange to list any additional shares of common stock that we offer and sell pursuant to a prospectus supplement. To the extent permitted by and in accordance with Regulation M under the Exchange Act, any underwriters who are qualified market makers on the American Stock Exchange may engage in passive market making transactions in the securities on the American Stock Exchange during the business day prior to the pricing of an offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded. It is possible that one or more underwriters may make a market in our securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of our securities that may be sold pursuant to this prospectus.

          Under agreements we may enter into, we may indemnify underwriters, dealers and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act.

          Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, and perform services for us and our subsidiaries from time to time in the ordinary course of business. Any such relationships will be disclosed in an applicable prospectus supplement.

          If indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these contracts.

                          DESCRIPTION OF CAPITAL STOCK

          Set forth below is a description of our capital stock. The following description of our capital stock is a summary and is subject to and qualified by the applicable provisions of our certificate of incorporation, our bylaws and the relevant provisions of the law of the State of Delaware. The particular terms of any offering of our securities will be described in a prospectus supplement relating to such offering. The prospects supplement may provide that our capital stock will be issuable upon the exercise of warrants to purchase our capital stock.

COMMON STOCK

          We are currently authorized to issue 200,000,000 shares of common stock, $0.001 par value, of which 40,409,421 shares were outstanding as of February 1, 2007.

          The holders of common stock are entitled to one vote for each share held of record on all matters to be voted by stockholders. There is no cumulative voting with respect to the election of directors with the result that the holders of more than 50% of the shares of common stock and other voting shares voted for the election of directors can elect all of the directors.

          The holders of shares of common stock are entitled to dividends when and as declared by the board of directors from funds legally available therefor, and, upon liquidation are entitled to share pro rata in any distribution to holders of common stock, subject to the right of holders of outstanding preferred stock. No cash dividends have ever been declared by the board of directors on our common stock. Holders of our common stock have no statutory preemptive rights. However, those investors who purchased our securities pursuant to the Securities Purchase Agreement, dated as of November 3, 2005, between our company and certain investors identified therein, have the right to participate in any equity financing that we consummate prior to June 27, 2007.

          There are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All of the outstanding shares of common stock are, and all shares sold hereunder will be, when issued upon payment therefor, duly authorized, validly issued, fully paid and non-assessable.

PREFERRED STOCK

          We are authorized to issue 5,000,000 shares of preferred stock, par value $.001 per share, of which no shares were outstanding as of February 1, 2007.

          We may issue authorized preferred stock in one or more series having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and redemption rights, as may, from time to time, be determined by the board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters, as the board of directors deems appropriate. In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock designation power is that our board of directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

                             DESCRIPTION OF WARRANTS

          The following description of our warrants for the purchase of common stock in this prospectus contains the general terms and provisions of the warrants. The particular terms of any offering of warrants will be described in a prospectus supplement relating to such offering. The statements below describing the warrants are subject to and qualified by the applicable provisions of our certificate of incorporation, bylaws and the relevant provisions of the laws of the State of Delaware.

GENERAL

          We may issue warrants for the purchase of our common stock. We may issue warrants independently or together with any of our securities, and warrants also may be attached to our securities or independent of them. We may issue series of warrants under a separate warrant agreement between us and a specified warrant agent described in the prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

          As of February 1, 2007, the only warrants issued and outstanding consist of warrants to purchase 2,828,444 shares of our common stock.

TERMS

     A prospectus supplement will describe the specific terms of any warrants that we issue or offer, including:

     -    the title of the warrants;

     -    the aggregate number of warrants;

     -    the price or prices at which the warrants will be issued;

     - the currencies in which the price or prices of the warrants may be payable;

     - the designation, amount and terms of our capital stock purchasable upon exercise of the warrants;

     - the designation and terms of our other securities, if any, that may be issued in connection with the warrants, and the number of warrants issued with each corresponding security;

     - if applicable, the date that the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

     - the prices and currencies for which the securities purchasable upon exercise of the warrants may be purchased;

     -    the date that the warrants may first be exercised;

     -    the date that the warrants expire;

     - the minimum or maximum amount of warrants that may be exercised at any one time;

     -    information with respect to book-entry procedures, if any;

     -    a discussion of certain federal income tax considerations; and

     - any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

                                  LEGAL MATTERS

          The validity of the shares of our common stock offered by this prospectus is being passed upon for us by Pryor Cashman Sherman & Flynn LLP, New York, New York.

                                     EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated by reference in reliance on the report (which contains an emphasis of a matter paragraph regarding our recurring losses and limited capital resources as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

          We are subject to the reporting requirements of the Exchange Act, and in accordance with such laws we file annual, quarterly and current reports and other information with the SEC. The SEC maintains a website that contains annual, quarterly and current reports, proxy and information statements and other information filed with the SEC. The SEC's website address is http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The information we file with the SEC and other information about us is also available on our website at http://javelinpharmaceuticals.com. However, the information on our website is not a part of, nor is such information to be deemed incorporated by reference into, this prospectus.

          We have filed with the SEC a registration statement on Form S-3 (of which this prospectus is a part) under the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance please see the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or from its web site.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus except for any information superseded by information contained directly in this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the termination of this offering.

(1) our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on April 14, 2006;

(2) our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, filed with the SEC on November 14, 2006;

(3) our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, filed with the SEC on August 14, 2006;

(4) our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, filed with the SEC on May 12, 2006;

(5) our current reports on Form 8-K, filed on April 7, 2006, April 17, 2006, May 1, 2006, May 11, 2006, May 16, 2006, June 2, 2006, June 15, 2006, July
     7, 2006, July 14, 2006, July 25, 2006, October 13, 2006, December 14, 2006
     and February 1, 2007;

(6) all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

     You may obtain copies of these filings, at no cost, by writing or telephoning us at the following address:

                          Javelin Pharmaceuticals, Inc.
                             125 CambridgePark Drive
                               Cambridge, MA 02140
                  Attn: David B. Bernstein, Corporate Secretary
                                 (617) 349-4500

          YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, YOU MUST NOT RELY UPON SUCH INFORMATION OR REPRESENTATIONS AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION WE HAVE INCLUDED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS OR THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SECURITIES REGISTERED HEREUNDER.

                          JAVELIN PHARMACEUTICALS, INC.
                                   $50,000,000
                                       OF
                            COMMON STOCK AND WARRANTS
                               February ___, 2007

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. We have estimated all amounts except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee      $  5,350
Printing and duplicating expenses                          10,000
Legal fees and expenses (other than Blue Sky)             150,000
Accounting fees and expenses                               50,000
Blue sky fees and expenses (including fees of counsel)      5,000
Miscellaneous                                              50,000
                                                         --------
   Total:                                                $270,350
                                                         ========

(1) Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, at the statutory rate of $107.00 per $1,000,000 of securities registered, pursuant to which a registration fee of $5,350 is being paid with respect to $50,000,000 of the registrant's securities.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also provides that expenses (including attorneys' fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Eighth of our Certificate of Incorporation and Article V of our By-Laws state that we shall provide the indemnification set forth above.

          Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or
(iv) for any transaction from which the director derived an improper personal benefit. Such a provision, which also eliminates directors' personal liability to the full extent permitted under the DGCL, as the same exists or may hereafter be amended, is included as Article Sixth of our Certificate of Incorporation.

          We have also entered into agreements to indemnify certain of our directors, in addition to the indemnification provided for in our Certificate of Incorporation, our By-Laws and the DGCL (the "Indemnification Agreements"). We believe that the Indemnification Agreements are necessary to attract and retain qualified directors. Pursuant to the Indemnification Agreements, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding (a "Proceeding") in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with our company, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of our company, the Indemnification Agreement provides that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to us.

          We also maintain a policy of directors and officers liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.

          Insofar as indemnification for liabilities arising under the Securities Act, is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the SEC is of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the SEC is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

ITEM 16. EXHIBITS

EXHIBIT
  NO.     DESCRIPTION
-------   -----------
1.1       Form of Underwriting Agreement.(1)

3.1 Certificate of Incorporation of Javelin Pharmaceuticals, Inc. (filed as Exhibit 3.1 to our Current Report on Form 8-K filed September 9,
          2005, and incorporated herein by reference).

3.2 Certificate of Amendment to the Certificate of Incorporation of Javelin Pharmaceuticals, Inc. (filed as Exhibit 3(i) to our Current
          Report on Form 8-K filed July 25, 2006, and incorporated herein by reference).

4.1       Form of Common Stock Certificate.(2)

4.2       Form of Common Stock Warrant Agreement, including form of Common Stock
          Warrant Certificate. (1)

4.3       2004 Omnibus Stock Incentive Plan (filed as Exhibit 4.1 to our Current
          Report on Form 8-K filed December 10, 2004, and incorporated herein by reference).

4.4 Form of Common Stock Purchase Warrant, dated November 5, 2004, issued by IDDS as part of bridge financing (filed as Exhibit 4.3 to our registration statement on Form SB-2 filed January 20, 2005, and incorporated herein by reference).

4.5       Placement Agent Warrant Agreement, dated December 6, 2004, issued by
          IDDS (filed as Exhibit 4.4 to our registration statement on Form SB-2 filed January 20, 2005, and incorporated herein by reference).

4.6       Form of Common Stock Purchase Warrant (filed as Exhibit 4.1 to our
          Current Report on Form 8-K filed November 10, 2005, and incorporated herein by reference).

4.7       Form of Placement Agent Warrants (filed as Exhibit 4.2 to our Current
          Report on Form 8-K filed November 10, 2005, and incorporated herein by reference).

4.8 Common Stock Purchase Warrant, dated September 7, 2005, issued by our company to Aurora Capital LLC (filed as Exhibit 4.6 to our Annual
          Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

4.9 Common Stock Purchase Warrant, dated September 7, 2005, issued by our company to The Investor Relations Group, Inc. (filed as Exhibit 4.7.1 to our Annual Report on Form 10-K for the fiscal year ended December
          31, 2005, and incorporated herein by reference).

4.10 Common Stock Purchase Warrant, dated September 30, 2005, issued by our company to The Investor Relations Group,

          Inc. (filed as Exhibit 4.7.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

4.11 Common Stock Purchase Warrant, dated September 7, 2005, issued by our company to Two River Group Holding, LLC (filed as Exhibit 4.8 to our
          Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

5.1       Opinion of Pryor Cashman Sherman & Flynn LLP.(2)

23.1 Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.(2)

23.2      Consent of Pryor Cashman Sherman & Flynn LLP (included in Exhibit
          5.1).(2)

24.1      Power of Attorney (included on the signature page).(2)

----------
(1) To be filed by amendment or incorporated by reference in connection with an offering of securities registered hereunder.

(2)  Filed herewith.

ITEM 17. UNDERTAKINGS

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act,

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

          (a) paragraphs 1(i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, and

          (b) paragraphs 1(i), (ii) and (iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (c) provided further, however, that paragraphs 1(i) and (ii) do not apply if the registration statement is for an offering of asset backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act: (i) if the registrant is relying on Rule 430B:

          (a) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (b) each prospectus required to be filed pursuant to Rule 424(b)(2),
(b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on the 6th day of February, 2007.

                                        JAVELIN PHARMACEUTICALS, INC.


                                        By: /s/ Daniel B. Carr
                                            ------------------------------------
                                            Daniel B. Carr, M.D.
                                            Chief Executive Officer

          KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints DANIEL B. CARR, M.D. and STEPHEN J. TULIPANO, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                                  TITLE                         DATE
              ---------                                  -----                         ----


/s/ Daniel B. Carr                      Chief Executive Officer, Chief Medical   February 6, 2007
-------------------------------------   Officer and Director
Daniel B. Carr                          (Principal Executive Officer)


/s/ Stephen J. Tulipano                 Chief Financial Officer                  February 6, 2007
-------------------------------------   (Principal Financial Officer and
Stephen J. Tulipano                     Principal Accounting Officer)


/s/ Fred H. Mermelstein                 President and Director                   February 6, 2007
-------------------------------------
Fred H. Mermelstein


/s/ Douglas G. Watson                   Chairman of the Board and Director       February 6, 2007
-------------------------------------
Douglas G. Watson


/s/ Jackie M. Clegg                     Director                                 February 6, 2007
-------------------------------------
Jackie M. Clegg


/s/ Martin J. Driscoll                  Director                                 February 6, 2007
-------------------------------------
Martin J. Driscoll


/s/ Neil W. Flanzraich                  Director                                 February 6, 2007
-------------------------------------
Neil W. Flanzraich


/s/ Georg Nebgen                        Director                                 February 6, 2007
-------------------------------------
Georg Nebgen

EXHIBIT
  NO.     DESCRIPTION
-------   -----------
1.1       Form of Underwriting Agreement.(1)

3.1 Certificate of Incorporation of Javelin Pharmaceuticals, Inc. (filed as Exhibit 3.1 to our Current Report on Form 8-K filed September 9,
          2005, and incorporated herein by reference).

3.2 Certificate of Amendment to the Certificate of Incorporation of Javelin Pharmaceuticals, Inc. (filed as Exhibit 3(i) to our Current
          Report on Form 8-K filed July 25, 2006, and incorporated herein by reference).

4.1       Form of Common Stock Certificate.(2)

4.2       Form of Common Stock Warrant Agreement, including form of Common Stock
          Warrant Certificate. (1)

4.3       2004 Omnibus Stock Incentive Plan (filed as Exhibit 4.1 to our Current
          Report on Form 8-K filed December 10, 2004, and incorporated herein by reference).

4.4 Form of Common Stock Purchase Warrant, dated November 5, 2004, issued by IDDS as part of bridge financing (filed as Exhibit 4.3 to our registration statement on Form SB-2 filed January 20, 2005, and incorporated herein by reference).

4.5       Placement Agent Warrant Agreement, dated December 6, 2004, issued by
          IDDS (filed as Exhibit 4.4 to our registration statement on Form SB-2 filed January 20, 2005, and incorporated herein by reference).

4.6       Form of Common Stock Purchase Warrant (filed as Exhibit 4.1 to our
          Current Report on Form 8-K filed November 10, 2005, and incorporated herein by reference).

4.7       Form of Placement Agent Warrants (filed as Exhibit 4.2 to our Current
          Report on Form 8-K filed November 10, 2005, and incorporated herein by reference).

4.8 Common Stock Purchase Warrant, dated September 7, 2005, issued by our company to Aurora Capital LLC (filed as Exhibit 4.6 to our Annual
          Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

4.9 Common Stock Purchase Warrant, dated September 7, 2005, issued by our company to The Investor Relations Group, Inc. (filed as Exhibit 4.7.1 to our Annual Report on Form 10-K for the fiscal year ended December
          31, 2005, and incorporated herein by reference).

4.10 Common Stock Purchase Warrant, dated September 30, 2005, issued by our company to The Investor Relations Group, Inc. (filed as Exhibit 4.7.2 to our Annual Report on Form 10-K for the fiscal year ended December
          31, 2005, and incorporated herein by reference).

4.11 Common Stock Purchase Warrant, dated September 7, 2005, issued by our company to Two River Group Holding, LLC (filed as Exhibit 4.8 to our
          Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

5.1       Opinion of Pryor Cashman Sherman & Flynn LLP.(2)

23.1 Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.(2)

23.2      Consent of Pryor Cashman Sherman & Flynn LLP (included in Exhibit
          5.1).(2)

24.1      Power of Attorney (included on the signature page).(2)

----------
(1) To be filed by amendment or incorporated by reference in connection with an offering of securities registered hereunder.

(2)  Filed herewith.